Exhibit 99.1

Timothy O’Shaughnessy Named President and Chief Executive Officer of
Graham Holdings Company

Arlington, VA - November 12, 2015 -Graham Holdings Company (NYSE:GHC) announced today that Timothy O’Shaughnessy will become president and chief executive officer effective immediately. He succeeds, Donald E. Graham, who has been chairman and chief executive officer since 1991. Mr. Graham, 70, will remain chairman of the Board of Directors.

"Tim O'Shaughnessy will be an outstanding CEO. He has good ideas and he can execute. With the help of a remarkable board, the Company is poised to take advantage of an unusual range of opportunities,” said Graham. "I have worked at the Company since 1971, and I feel very lucky and grateful to every co-worker at every one of our businesses since then.”

O’Shaughnessy, 33, joined Graham Holdings Company in 2014 as President to oversee investments and acquisitions, and to help set a new direction for the Company following the sale of The Washington Post. Previously, he served as chief executive officer of LivingSocial.

“Don and his mother, Katharine Graham, have taken a newspaper business and turned it into a diverse set of successful businesses that share a commitment to high standards for our customers, employees, and shareholders. Our Company has been uniquely positioned to focus on the long-term possibilities in business, and this philosophy will continue to serve as a true north. I am honored to work with Don, who will remain an active chairman, to build the next generation of this wonderful company,” said O’Shaughnessy.

O’Shaughnessy graduated from Georgetown University with a Bachelor of Science degree in Business Administration. He began his career at AOL and later ran product development at Revolution Health prior to co-founding LivingSocial.

O’Shaughnessy and his wife Laura Graham O’Shaughnessy, a daughter of Donald E. Graham and CEO of SocialCode, live in Washington, DC and have two young children.

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About Graham Holdings Company (www.ghco.com)
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services; television broadcasting; online, print and local TV news; home health and hospice care; and custom manufacturing. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV-Detroit, KPRC-Houston, WKMG-Orlando, KSAT-San Antonio, WJXT-Jacksonville); The Slate Group (Slate and Panoply); and Foreign Policy. The Company also owns Trove, a social news aggregator; SocialCode, a leading social marketing solutions company; Celtic Healthcare and Residential Healthcare Group, home health and hospice providers; Joyce/Dayton Corp., a manufacturer of screw jacks, linear actuators and lifting systems; and Forney Corporation, a manufacturer of burners, igniters, dampers and controls for combustion processes in electric utility and industrial applications.

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Contact:	Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450